UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 8, 2024

PRESTIGE CONSUMER HEALTHCARE INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32433	20-1297589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 White Plains Road, Tarrytown, New York 10591

(Address of Principal Executive Offices) (Zip Code)

(914) 524-6800

(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	PBH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company today announced that John F. Kelly, former Vice President Quality Operations and Environment, Health & Safety at Pfizer Inc. was elected to the Company’s Board of Directors on May 7, 2024. Mr. Kelly was appointed to the Company’s Compensation and Talent Management and Nominating and Corporate Governance Committees.

John F. Kelly retired in 2022 from a 40-year career with Pfizer Inc, a biopharmaceutical company. He was a member of the Pfizer Global Supply Leadership Team and a member of the Pfizer PAC Board of Directors. Mr. Kelly was Vice President, Quality Operations and Environment, Health & Safety (EHS), responsible for leading the overall Quality function for Pfizer Inc and global EHS across the Company. Mr. Kelly was previously responsible for pharmaceutical and consumer product operations, manufacturing strategy, manufacturing business development, quality and EHS. He was also Chairman of the Board of Directors of Zydus Cadila Oncology Private Limited, a 50/50 joint venture between Pfizer and Zydus Cadila. Mr. Kelly is also Chairman of the Board of Trustees of Wakeman Boys & Girls Club, and a member of the Worcester Polytechnic Institute Engineering Dean’s Advisory Board. Mr. Kelly earned a degree in Chemical Engineering from Worcester Polytechnic Institute and an MBA in Operations Management from Pace University.

Mr. Kelly was not selected pursuant to any arrangement or understanding between him and any other person. There have been no related person transactions between the Company and Mr. Kelly reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2024	PRESTIGE CONSUMER HEALTHCARE INC.

	By:	/s/ Christine Sacco
Christine Sacco
Chief Financial Officer